Amendment To Employment Agreement
                        ---------------------------------


         This amendment ("Amendment") is made as of April 1, 1996 between Asia Care, Inc. ("Employer") and John L. Silverman ("Employee") as an amendment to the Employment Agreement dated June 5, 1995 between Employer and Employee (the "Agreement").

         Whereas, Employee and Employer desire to amend the Agreement to clarify the terms of Section 3.4(e) concerning the definition of "Good Reason";

         Now, therefore, it is agreed:

         1.  Section  3.4(e)(2)  is deleted in its  entirety  and the  following
Section 3.4(e)(2) is substituted for the original text:

                  " (2) the resignation by the Executive within one (1) year of one or both of the following:

                           (i) a "Change of Control", as defined in Section 3.4(e)(2), and/or

                           (ii) the date the individual  who is Chief  Executive
                  Officer and Chairman of the Board of IHS as of the Effective Date or the individual who is President of IHS as of the Effective Date ceases to hold such position,

         provided in the case of either (i) or (ii) that the Executive gives the Company at least ninety (90) days prior written notice of his intent to resign and the effective date of such resignation is at least two hundred seventy (270) days after the event described in (i) or (ii).

         Notwithstanding the foregoing, a termination on account of a reason described in Subsection 3.4(e)(1), shall be deemed not to be for Good Reason unless the Executive (i) gives the Company the opportunity to cure the condition that purports to be Good Reason, and (ii) the Company fails to cure that condition within sixty (60) days after the receipt of the Good Reason Notice (or, with respect to the failure to make any payment when due to the Executive, within ten (10) days after the receipt of such notice).

                  For purposes of this Agreement, a "Change of Control" shall be deemed to occur if (i) there shall be consummated (x) any consolidation, reorganization or merger of IHS in which IHS is not the continuing or surviving corporation or pursuant to

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         which  shares  of IHS'  common  stock  would be  converted  into  cash, securities or other property, other than a merger of IHS in which the holders of IHS' common stock immediately prior to the merger have the
         same   proportionate   ownership  of  common  stock  of  the  surviving
         corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of IHS, or
         (ii) the stockholders of IHS shall approve any plan or proposal for liquidation or dissolution of IHS, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, including any "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than the Executive or any group controlled by the Executive)) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of IHS' outstanding common stock (other than pursuant to a plan or arrangement entered into by such person and IHS) and such person discloses its intent to effect a change in the control or ownership of IHS in any filing with the Securities and Exchange Commission, or (iv) within any twenty-four (24) month period beginning on or after the Effective Date, the persons who were directors of IHS immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death, disability or retirement) to constitute at least a majority of the Board or the board of directors of any successor to IHS provided that, any director of IHS who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if such director was elected to the Board of IHS by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this
         Section 3.4(b)(iv) unless such election, recommendation or approval was the result of any actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision."

         2. All terms of the Agreement not modified herein, shall remain in full force and effect.



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In witness  whereof,  the parties have  executed  this  amendment as of the date above written.

ASIA CARE, INC.



By: /s/ Lawrence P. Cirka                         /s/ John L. Silverman
   -----------------------------                  ------------------------------
                                                  JOHN L. SILVERMAN




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